Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated April 15, 2009 relating to the financial statements and financial statement schedule of Norcraft Companies, L.P and subsidiaries, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
May 25, 2010